                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 15)*

                           Barr Pharmaceuticals, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    068306109
                                 (CUSIP Number)

                                Meyer F. Florence
                                150 Signet Drive
                         Weston, Ontario, Canada M9L 1T9
                                 (416) 749-9300
  (Name, Address and Telephone Number of Person Authorized to Received Notices
                               and Communications)

                                  June 16, 2004
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Bernard C. Sherman

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                  (a)
                      ---
                  (b)  X
                      ---

3)       SEC USE ONLY (SEE INSTRUCTIONS)

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF                  7)      SOLE VOTING POWER
SHARES                             16,875
BENEFICIALLY               8)      SHARED VOTING POWER
OWNED BY                           10,300,000
EACH                       9)      SOLE DISPOSITIVE POWER
REPORTING                          16,875
PERSON WITH                10)     SHARED DISPOSITIVE POWER
                                   10,300,000

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,316,875

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.9%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IN

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  The Bernard Sherman 2000 Trust

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a)
                               ---
                           (b)  X
                               ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            10,300,000
EACH                       9)       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH                10)      SHARED DISPOSITIVE POWER
                                    10,300,000

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,300,000

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.9%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  OO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Sherman Holdings Inc.

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a)
                               ---
                           (b)  X
                               ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            10,300,000
EACH                       9)       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH                10)      SHARED DISPOSITIVE POWER
                                    10,300,000

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,300,000

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.9%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Shermco Inc.

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a)
                               ---
                           (b)  X
                               ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            10,300,000
EACH                       9)       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH                10)      SHARED DISPOSITIVE POWER
                                    10,300,000

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,300,000

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.9%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Sherfam Inc.

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a)
                               ---
                           (b)  X
                               ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            10,300,000
EACH                       9)       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH                10)      SHARED DISPOSITIVE POWER
                                    10,300,000

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,300,000

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.9%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Apotex Holdings Inc.

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a)
                               ---
                           (b)  X
                               ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Ontario, Canada

NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            10,300,000
EACH                       9)       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH                10)      SHARED DISPOSITIVE POWER
                                    10,300,000


11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,300,000

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.9%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  SHERMFIN INC.  22-2416614

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a)
                               ---
                           (b)  X
                               ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware, USA

NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            10,300,000
EACH                       9)       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH                10)      SHARED DISPOSITIVE POWER
                                    10,300,000

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,300,000

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.9%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

                                  SCHEDULE 13D
CUSIP No. 068306109

1)       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Sherman Delaware, Inc.  13-3083682

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a)
                               ---
                           (b)  X
                               ---

3)       SEC USE ONLY

4)       SOURCE OF FUNDS

5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

6)       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware, USA

NUMBER OF                  7)       SOLE VOTING POWER
SHARES                              0
BENEFICIALLY               8)       SHARED VOTING POWER
OWNED BY                            10,300,000
EACH                       9)       SOLE DISPOSITIVE POWER
REPORTING                           0
PERSON WITH                10)      SHARED DISPOSITIVE POWER
                                    10,300,000

11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  10,300,000

12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  9.9%

14)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  HC, CO

The Reporting Persons (as defined below) hereby amend and supplement the
Schedule 13D originally filed with the Securities and Exchange Commission (the "SEC") on March 26, 1999, as amended by Amendment No. 1 filed with the SEC on July 1, 1999, as amended by Amendment No. 2 filed with the SEC on June 14, 2001, as amended by Amendment No. 3 filed with the SEC on December 24, 2002, as amended by Amendment No. 4 filed with the SEC on February 19, 2003, as amended by Amendment No. 5 filed with the SEC on March 7, 2003, as amended by Amendment No. 6 filed with the SEC on May 19, 2003, as amended by Amendment No. 7 filed with the SEC on August 21, 2003, as amended by Amendment No. 8 filed with the SEC on September 19, 2003, as amended by Amendment No. 9 filed with the SEC on October 23, 2003, as amended by Amendment No. 10 filed with the SEC on December 23, 2003, as amended by Amendment No. 11 filed with the SEC on January 6, 2004, as amended by Amendment No. 12 filed with the SEC on March 1, 2004, as amended by Amendment No. 13 filed with the SEC on April 15, 2004 and as further amended by Amendment No. 14 filed with the SEC on June 8, 2004 (the "Schedule") as follows:

         This Schedule relates to the common stock, par value $.01 per share ("Common Stock"), of Barr Pharmaceuticals, Inc., a Delaware corporation (the "Issuer").

"Item 5.  Interest in Securities of the Issuer.

         Items 5(a) and (b) of the Schedule are hereby amended by deleting the existing text and inserting the following text in its stead:


                          Amount                  Sole Power to      Shared Power to       Sole Power to          Shared Power to
     Reporting Person  Beneficially  Percent of      Vote or             Vote or         Dispose or Direct       Dispose or Direct
                         Owned (1)     Class     Direct the Vote(1)  Direct the Vote(1)  the Disposition of(1)  the Dispostion of(1)
1. Dr. Sherman         10,316,875(2)     9.9         16,875          10,300,000(2)           16,875              10,300,000(2)
2. Sherman Trust       10,300,000(2)     9.9            0            10,300,000(2)             0                 10,300,000(2)
3. Sherman Holdings    10,300,000(2)     9.9            0            10,300,000(2)             0                 10,300,000(2)
4. Shermco             10,300,000(2)     9.9            0            10,300,000(2)             0                 10,300,000(2)
5. Shermfam            10,300,000(2)     9.9            0            10,300,000(2)             0                 10,300,000(2)
6. Apotex              10,300,000(2)     9.9            0            10,300,000(2)             0                 10,300,000(2)
7. Shermfin            10,300,000(2)     9.9            0            10,300,000(2)             0                 10,300,000(2)
8. SDI                 10,300,000(2)     9.9            0            10,300,000(2)             0                 10,300,000(2)



(1) All share amounts have been adjusted from those disclosed in Amendment 12 to the Schedule to reflect the 3-for-2 stock split effected in the form of a 50% stock dividend distributed on March 16, 2004.

(2) By virtue of the relationships described in Item 2(a) above, Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex and Shermfin may be deemed to possess indirect beneficial ownership of the shares of Common Stock beneficially owned by SDI.

         The filing of this statement by Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex and Shermfin shall not be construed as an admission that any of Dr. Sherman, Sherman Trust, Sherman Holdings, Shermco, Sherfam, Apotex or Shermfin, is, for the purposes of Section 13(d) or Section 13(g) of the Act, the beneficial owner of any securities covered by this statement.

         Because of the relationships described in Item 2(a) above, the Reporting Persons may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Act, and as such, each member of the group would be deemed to beneficially own, in the aggregate, all the shares of Common Stock held by members of the group. The Reporting Persons disclaim membership in a group."

         Item 5(c) of the Schedule is hereby amended by deleting the existing text and inserting the following text in its stead:

                  "Other than as described below and in Amendment No. 14 to the Schedule, there were no transactions in the Company's Common Stock effected by the Reporting Persons during the past sixty days. All of the transactions set forth below were effected by the sale by SDI of such shares of Common Stock in open market transactions pursuant to Rule 144 under the Securities Act of 1933, as amended.

                     Trade Date       No. of Shares       Price Per Share
                     ----------       -------------       ---------------

                     06/16/2004           96,400                $37.27
                     06/16/2004           13,000                $37.3
                     06/16/2004              700                $37.31
                     06/16/2004              500                $37.32
                     06/16/2004              400                $37.33
                     06/16/2004              300                $37.34
                     06/16/2004            5,500                $37.35
                     06/16/2004            7,900                $37.36
                     06/16/2004            8,900                $37.37
                     06/16/2004           34,200                $37.38
                     06/16/2004            7,100                $37.39
                     06/16/2004           22,800                $37.4
                     06/16/2004            2,600                $37.41
                     06/16/2004            1,600                $37.42
                     06/16/2004              100                $37.43
                     06/16/2004            2,500                $37.44
                     06/16/2004          171,600                $37.45
                     06/16/2004            2,000                $37.46
                     06/16/2004           47,700                $37.47
                     06/16/2004           54,200                $37.48
                     06/16/2004           61,200                $37.49
                     06/16/2004           32,500                $37.5
                     06/16/2004              800                $37.51
                     06/16/2004           21,800                $37.52
                     06/16/2004            1,000                $37.53
                     06/16/2004              400                $37.54
                     06/16/2004            5,900                $37.55
                     06/16/2004            1,500                $37.56
                     06/16/2004              500                $37.57
                     06/16/2004              100                $37.58
                     06/16/2004              600                $37.59
                     06/16/2004              500                $37.6
                     06/16/2004              700                $37.61
                     06/16/2004              500                $37.63
                     06/16/2004            5,300                $37.64
                     06/16/2004           10,500                $37.66
                     06/16/2004            1,000                $37.67
                     06/16/2004            2,800                $37.68
                     06/16/2004              800                $37.69
                     06/16/2004            1,300                $37.7
                     06/16/2004              400                $37.71
                     06/17/2004            2,200                $36.95
                     06/17/2004              200                $36.92
                     06/17/2004            3,144                $36.91
                     06/17/2004            6,337                $36.9
                     06/17/2004            6,000                $36.89
                     06/17/2004            2,500                $36.88
                     06/17/2004           13,601                $36.87
                     06/17/2004            3,982                $36.86
                     06/17/2004            3,893                $36.85
                     06/17/2004           17,887                $36.84
                     06/17/2004            3,990                $36.83
                     06/17/2004            4,006                $36.82
                     06/17/2004           20,861                $36.81
                     06/17/2004          210,130                $36.8
                     06/17/2004            5,826                $36.79
                     06/17/2004            3,400                $36.78
                     06/17/2004           23,923                $36.77
                     06/17/2004              354                $36.76
                     06/17/2004           14,000                $36.75
                     06/17/2004              500                $36.74
                     06/17/2004            1,588                $36.73
                     06/17/2004              600                $36.72
                     06/17/2004              578                $36.71
                     06/17/2004            1,200                $36.7
                     06/17/2004            1,500                $36.69
                     06/17/2004            3,000                $36.67
                     06/17/2004              200                $36.66
                     06/17/2004            1,400                $36.65
                     06/17/2004            1,300                $36.64
                     06/17/2004            1,600                $36.63
                     06/17/2004            9,000                $36.61
                     06/17/2004              100                $36.6
                     06/17/2004              200                $36.57
                     06/17/2004              100                $36.56
                     06/17/2004              800                $36.55
                     06/18/2004              500                $36.79
                     06/18/2004            2,500                $36.75
                     06/18/2004              500                $36.7
                     06/18/2004            1,850                $36.69
                     06/18/2004            2,300                $36.68
                     06/18/2004            3,840                $36.67
                     06/18/2004            1,900                $36.66
                     06/18/2004            2,098                $36.65
                     06/18/2004              100                $36.64
                     06/18/2004            1,800                $36.63
                     06/18/2004            1,200                $36.62
                     06/18/2004            1,362                $36.61
                     06/18/2004            2,000                $36.6
                     06/18/2004              250                $36.59
                     06/18/2004              100                $36.58
                     06/18/2004              300                $36.57
                     06/18/2004              400                $36.56
                     06/18/2004            5,100                $36.55
                     06/18/2004            2,700                $36.54
                     06/18/2004            1,800                $36.53
                     06/18/2004              300                $36.52
                     06/18/2004              400                $36.51
                     06/18/2004           12,900                $36.5
                     06/18/2004           25,000                $36.45
                     06/18/2004          131,900                $36.44
                     06/18/2004           21,900                $36.4
                     06/18/2004           50,000                $36.35
                     06/18/2004           25,000                $36.3

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    June 25, 2004
                                                /s/ Bernard C. Sherman
                                                ----------------------
                                                BERNARD C. SHERMAN

                                                THE BERNARD SHERMAN 2000 TRUST
                                                By: /s/ Bernard C. Sherman
                                                    ----------------------
                                                        Bernard C. Sherman
                                                        Sole Trustee

                                                SHERMAN HOLDINGS INC.

                                                By: /s/ Bernard C. Sherman
                                                    ----------------------
                                                        Bernard C. Sherman
                                                        President

                                                SHERMCO INC.

                                                By: /s/ Bernard C. Sherman
                                                    ----------------------
                                                        Bernard C. Sherman
                                                        Chairman

                                                SHERFAM INC.

                                                By: /s/ Bernard C. Sherman
                                                    ----------------------
                                                        Bernard C. Sherman
                                                        Chairman

                                                APOTEX HOLDINGS INC.

                                                By: /s/ Bernard C. Sherman
                                                    ----------------------
                                                        Bernard C. Sherman
                                                        President

                                                SHERMFIN, INC.

                                                By: /s/ Bernard C. Sherman
                                                    ----------------------
                                                        Bernard C. Sherman
                                                        President

                                                SHERMAN DELAWARE, INC.

                                                By: /s/ Bernard C. Sherman
                                                    ----------------------
                                                        Bernard C. Sherman
                                                        President